Exhibit 3.1

Entity#: 6694550 Date Filed: 04/06/2018 Robert Torres Acting Secretary of the Commonwealth

ARTICLES OF INCORPORATION

OF

CONNECT HOLDING COMPANY I, INC.

These Articles of Incorporation are submitted for filing for the purpose of creating and incorporating a corporation for profit pursuant to the applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”). The undersigned corporation hereby states that:

1.	The exact name of the corporation is Connect Holding Company I, Inc. (the “Corporation”).

2.	The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 3045 Market Street, Camp Hill, Pennsylvania 17011.

3.	The Corporation is incorporated under the BCL for the purpose of engaging in, and doing any lawful act concerning any or all lawful business for which corporations may be incorporated under the BCL.

4.	This Corporation is incorporated under the provisions of the BCL.

5.	The term of the Corporation’s existence is perpetual.

6.

(a)    The Corporation is organized on a stock share basis. The aggregate number of shares the Corporation is authorized to issue is 30,000,000, consisting of 25,000,000 shares of Common Stock having a par value of $0.01 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock having no par value per share (the “Preferred Stock”).

(b)    The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation (the “Board”) as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board is hereby expressly granted authority, subject to the provisions of this Article 6, to issue Preferred Stock, from time to time, in one or more series and to fix, from time to time, before issuance thereof, by filing a certificate pursuant to the BCL, the number of shares in each such series of such class and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

(i)

The number of shares to constitute such series (which number may at any time, or from time to time, be increased or decreased by the Board, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board shall have otherwise provided in creating such series) and the distinctive designation thereof;

(ii)

The dividend rate on the shares of such series, whether or not dividends on the shares of such series shall be cumulative, and the date or dates, if any, from which dividends thereon shall be cumulative;

(iii)

Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable and the amount or amounts per share (which shall be, in the case of each share, not less than its preference upon involuntary liquidation, plus an amount equal to all dividends thereon accrued and unpaid, whether or not earned or declared) payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates or otherwise as permitted by law;

(iv)

The right, if any, of holders of shares of such series to convert the same into, or exchange the same for, Common Stock or other stock as permitted by law, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the Board shall determine;

(v)	The amount per share payable on the shares of such series upon the voluntary and involuntary liquidation, dissolution or winding up of the Corporation;

(vi)

Whether the holders of shares of such series shall have voting power, full’ or limited, in addition to the voting powers provided by law, and, in case additional voting powers are accorded, to fix the extent thereof; and

(vii)

Generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the Articles of Incorporation of the Corporation or with the resolution or resolutions adopted by the Board providing for the issue of any series of which there are shares then outstanding.

(c)    All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, except that to the extent not otherwise limited in this Article 6 any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (b)(i) to (vii) inclusive of this Article 6.

(d)    Dividends on the outstanding Preferred Stock of each series shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the Common Stock with respect to the same quarterly dividend period. Dividends on any shares of Preferred Stock shall be cumulative only if and to the extent set forth in a certificate filed pursuant to law. After dividends on all shares of Preferred Stock (including cumulative dividends if and to the extent any such shares shall be entitled thereto) shall have been declared and paid or set apart for payment with respect to any quarterly dividend period, then and not otherwise as long as any shares of Preferred Stock shall remain outstanding, dividends may be declared and paid or set apart for payment with respect to the same quarterly dividend period on the Common Stock out of the assets or funds of the Corporation legally available therefor.

(e)    All shares of Preferred Stock of all series shall be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends to which the particular series of Preferred Stock shall be entitled are the same and when the stated dividends are not paid in full, the shares of all series of Preferred Stock shall share ratably in the payment thereof in accordance with the sums which would be payable on such shares if all dividends were paid in full, provided, however, that any two or more series of Preferred Stock may differ from each other as to the existence and extent of the right to cumulative dividends, as aforesaid.

(f)    Except as otherwise specifically provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have any right to vote for the election of directors or for any other purpose, and the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share thereof held. In all instances in which voting rights are granted to the Preferred Stock or any series thereof, such Preferred Stock or series shall vote with the Common Stock as a single class, except with respect to any vote for the approval of any merger, consolidation, liquidation or dissolution of the Corporation and except as otherwise provided in the certificate filed pursuant to law with respect to any series of the Preferred Stock or as otherwise provided by law.

(g)    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of Preferred Stock shall have preference and priority over the Common Stock for payment of the amount to which each outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of Common Stock. If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of the shares of all series of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full. After the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for the payment in full set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock. A consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article 6.

(h)    In the event that Preferred Stock of any series shall be made redeemable as provided in subparagraph (b)(iii) of this Article 6, the Corporation, at the option of the Board, may redeem at any time or times, from time to time, all or any part of any one or more series of Preferred Stock outstanding by paying for each share the then applicable redemption price fixed by the Board as provided herein, plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to such series of Preferred Stock.

(i)    No holder of Preferred Stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, any rights or options to purchase stock of any class or series whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration or by way of dividend.

7.

Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.

8.

No merger, consolidation, liquidation or dissolution of this Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this Corporation shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this Corporation. The foregoing sentence shall not, however, apply to any particular transaction, and such transaction shall require only such affirmative vote as is required by any other provision of these Articles or any provision of law, if the transaction shall have been approved by a two-thirds vote of the Board. This Article 8 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this Corporation.

9.

Directors shall be elected by a majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present. The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

10.

(a)    The Board may, if it deems it advisable, oppose a tender or other offer for the Corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board to oppose a tender or other offer for this Corporation’s securities, the Board may, but shall not be legally obligated to, consider any or all of the following:

(i)	Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

(ii)	Whether a more favorable price could be obtained for the Corporation’s securities in the future;

(iii)	The impact which an acquisition of the Corporation would have on the employees, depositors and customers of the Corporation and its subsidiaries and the communities which they serve;

(iv)

The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock;

(v)

The value of the securities (if any) which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered; and

(vi)	Any antitrust or other legal and regulatory issues that are raised by the offer.

(b)    If the Board determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

11.	The name and street address of each incorporator is:

Brent S. Smith

3045 Market Street

Camp Hill, Pennsylvania 17011

IN TESTIMONY WHEREOF, the incorporator has signed these Articles of Incorporation this 6th day of April, 2018:

/s/ Brent S. Smith
Brent S. Smith, Incorporator

[Signature Page to Articles of Incorporation]

CT - COUNTER 10929390501 [ILLEGIBLE]	Entity#: 6694550 Date Filed: 04/16/2018 Pennsylvania Department of State

CONNECT HOLDING COMPANY I, INC.

ARTICLES OF AMENDMENT

These Articles of Amendment are submitted for filing pursuant to the applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”). The undersigned corporation hereby states that:

1.	The name of the corporation is Connect Holding Company I, Inc. (the “Company”).

2.	The address of the Company’s registered office in the Commonwealth of Pennsylvania is 3045 Market Street, Camp Hill, Pennsylvania 17011.

3.	The statute by or under which the Company was incorporated is the BCL.

4.	The date of the incorporation of the Company was April 6, 2018.

5.	The amendment shall be effective upon the filing of these Articles of Amendment with the Pennsylvania Department of State.

6.	The amendment was duly adopted by the Board of Directors of the Company in the manner required by 15 Pa. C.S. § 1914(c).

7.	The amendment adopted by the Company, set forth in full, is as follows:

The name of the Company shall henceforth be known as Connect Bancorp, Inc.

IN TESTIMONY WHEREOF, the undersigned Company has caused these Articles of Amendment to be signed by a duly authorized officer thereof on this 16th day of April, 2018.

Connect Holding Company I, Inc.

/s/ Brent S. Smith
Brent S. Smith President, Secretary, and Chief Lending Officer

2

CT - COUNTER 10972597501 [ILLEGIBLE]	Entity#: 6694550 Date Filed: 05/15/2018 Pennsylvania Department of State

CONNECT BANCORP, INC.

ARTICLES OF AMENDMENT

These Articles of Amendment are submitted for filing pursuant to the applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”). The undersigned corporation hereby states that:

1.	The name of the corporation is Connect Bancorp, Inc. (the “Company’’).

2.	The address of the Company’s registered office in the Commonwealth of Pennsylvania is 3045 Market Street, Camp Hill, Pennsylvania 17011. Cumberland County

3.	The statute by or under which the Company was incorporated is the BCL.

4.	The date of the incorporation of the Company was April 6, 2018.

5.	The amendment shall be effective upon the filing of these Articles of Amendment with the Pennsylvania Department of State.

6.	The amendment was duly adopted by the Board of Directors of the Company in the manner required by 15 Pa. C.S. § 1914(c).

7.	The amendment adopted by the Company, set forth in full, is as follows:

The name of the Company shall henceforth be known as LINKBANCORP, Inc.

IN TESTIMONY WHEREOF, the undersigned Company has caused these Articles of Amendment to be signed by a duly authorized officer thereof on this 15th day of May, 2018.

Connect Bancorp, Inc.

/s/ Brent S. Smith
Brent S. Smith President, Secretary, and Chief Lending Officer